EXHIBIT 23.1

The Board of Directors
Hooker Furniture Corporation

We hereby consent to the inclusion in this Form 8-K/A of Hooker Furniture Corporation of our report dated September 5, 2017 relating to the financial statements of Shenandoah Furniture, Inc. as of December 31, 2016.

/s/ Davidson, Holland,Whitesell & Co. PLLC
December 7, 2017